Exhibit 99.1

AT THE COMPANY

Clifford Bolen

Chief Financial Officer

(312) 738-4500

FOR IMMEDIATE RELEASE

MONDAY, FEBRUARY 28, 2005

Vita Foods Reports Fourth-Quarter 2004 Results

Chicago, IL, FEBRUARY 28, 2005 – For the fourth quarter ended December 31, 2004, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net loss of $2,062,000, or $(0.54) per share, compared to a net income of $276,000 or $0.07 per share in the fourth quarter of 2003.  The net loss for the quarter is largely the result of a corporate level, non-cash goodwill impairment charge of $2,314,000.  The impairment charge is the result of a decline in the value of the Company’s wholly owned subsidiary, Vita Specialty Foods (“VSF”).  The original goodwill balance of $8.3 million was recognized as a result of two acquisitions, the first of which was The Virginia Honey Company, Inc. in July of 2001 that resulted in $6.0 million of goodwill, and the second was The Halifax Group, Inc. (“Halifax”) in November of 2002 that resulted in $2.3 million of goodwill.  Those businesses have since been integrated into a single operating unit.  The Company attributes the entire $2,314,000 impairment charge to the under performing results from Halifax.  The diminished results from Halifax are best evidenced by the decline in sales of products acquired through the Halifax acquisition.  2004 net sales of Halifax products were $6.1 million, down $(1.6) million from 2003 net sales of $7.7 million, or (21)%.

The Vita seafood segment, which is engaged in the processing and sale of herring, salmon and complementary products had net income of $396,000 for the fourth quarter compared to net income of $366,000 in 2003.  The Company’s other business segment, VSF, which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, experienced a net loss of $145,000 in the fourth quarter of 2004 compared to a net loss of $90,000 in the fourth quarter of 2003.

Consolidated net sales for the fourth quarter of 2004 were $13.9 million, compared with $13.5 million in the fourth quarter of 2003.  Vita seafood’s net sales for the fourth quarter of 2004 were $9.6 million compared to $8.9 million from the prior year quarter, representing an 8% increase.  All major product lines contributed to this increase.  VSF net sales for the fourth quarter were $4.3 million compared to $4.6 million from the prior year quarter, representing a 7% decrease.  The decrease was primarily a result of a decline in honey product sales.

Gross margin for the fourth quarter increased to 31.2% from 28.3% in the prior year fourth quarter as both business segments contributed improved margins.

“When the Company acquired Halifax in 2002 we expected and attained the profitability we sought in 2003, however, a portion of the 2003 sales turned out to be of a one-time nature and consequently resulted in an impairment to our goodwill,” said Steve Rubin, the Company’s chairman and chief executive officer.  “We are diligently working to build those sales back up and hope we will see that improvement in 2005.  Our seafood division had a difficult year, as we did not pass on price increases to cover all of our increased costs on items such as raw materials and freight.  We have begun to change that in the first quarter of 2005, and expect to start seeing improved results by the second quarter.”

Full-Year Results

For the twelve months ended December 31, 2004, the Company had a consolidated net loss of $2,717,000 or $(0.71) per share, compared to net income of $1,048,000, or $0.28 per share for 2003, largely as a result of the $2,314,000 impairment charge to the carrying value of goodwill in the fourth quarter.  The Vita seafood segment had a net loss of $(521,000) compared to net income of $148,000 in 2003.  VSF net income was $118,000 for the year compared to net income of $900,000 in 2003.  The Company was in compliance with its debt covenants at December 31, 2004.

Consolidated net sales for the year decreased 4% to $48.8 million from $50.9 million in 2003.  Vita seafood’s net sales declined 1% to $27.0 million in 2004 from $27.2 million in 2003.  VSF’s net sales for the year declined 8% to $21.8 million from $23.7 million in 2003.

Gross margin for the year decreased to 29.4% from 31.1% in the prior year as both business segments contributed to the decline in margins.

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  More than 95% of Vita’s sales are in kosher foods.

Vita Specialty Foods, the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie® Gourmet Collection.  Halifax also manufactured and distributed the Artie Bucco™ line of products based on the popular HBO® series The Sopranos®, the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

The Company’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

- - TABLES FOLLOW - -

VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Dec 31,	Dec 31,		Dec 31,	Dec 31,
	2004	2003	Change	2004	2003	Change
Net sales	$13,911	$13,467	3%	$48,756	$50,930	(4)%
Cost of goods sold	9,568	9,658	(1)%	34,408	35,100	(2)%

Gross margin	4,343	3,809	14%	14,348	15,830	(9)%

Selling and administrative expenses
Selling, marketing & distribution	2,672	2,213	21%	9,972	8,738	14%
Administrative	1,034	949	9%	4,281	4,590	(7)%
Goodwill impairment	2,314	0	N/A	2,314	0	N/A

Total	6,020	3,162	90%	16,567	13,328	24%

Operating profit (loss)	(1,677)	647	(359)%	(2,219)	2,502	(189)%

Interest expense	218	186	17%	767	752	2%

Income (loss) before income taxes	(1,895)	461	(511)%	(2,986)	1,750	(271)%
Income tax expense (benefit)	167	185	(10)%	(269)	702	(138)%

Net income (loss)	$(2,062)	$276	(847)%	$(2,717)	$1,048	(359)%

Earnings (loss) per common share:
Basic	$(0.54)	$0.07	(871)%	$(0.71)	$0.28	(353)%

Diluted	$(0.54)	$0.07	(871)%	$(0.71)	$0.27	(362)%

Weighted average shares outstanding:
Basic	3,847	3,810		3,840	3,789
Diluted	3,847	3,994		3,840	3,926

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